EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Extreme Networks, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-165268, 333-112831, 333- 105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, and 333-83729) on Form S-8 of Extreme Networks, Inc. of our report dated August 29, 2013, with respect to the consolidated balance sheets of Extreme Networks, Inc. and subsidiaries as of June 30, 2012 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the June 30, 2013 annual report on Form 10-K of Extreme Networks, Inc.

/s/ KPMG LLP

Santa Clara, California
August 29, 2013